Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 30th day of January, 2012, is made by and between Hillenbrand, Inc., an Indiana corporation (the “Company”), and Scott P. George (“Employee”).  Each of the Company and Employee is sometimes referred to below as a “Party” and together they are the “Parties.”  The Company’s direct and remote parent and subsidiary companies, and those companies under common control with the Company, as constituted from time to time, are referred to below as its “affiliated companies.”

RECITALS

The Parties have agreed that the Company will employ Employee in an executive capacity in accordance with the terms of this Agreement.  This Agreement is made to document certain of the terms and conditions of such employment relationship.

AGREEMENTS

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

1.                                      Employment.  The Company will employ Employee on an at-will employment basis commencing January 30, 2012.  Employee accepts employment by the Company on that basis.

2.                                      Position and Duties.  Employee’s position and title will initially be as the Senior Vice President, Corporate Development of the Company.  Employee will initially report to the President and Chief Executive Officer of the Company.  Employee agrees to perform all duties and accept all responsibilities incidental to that position (or any other position in which Employee may be employed) or as may be assigned to Employee.  Employee’s position and duties may include being employed by, serving as an officer or director of, and providing services to or for, one or more of the Company’s affiliated companies, as directed by the Company.  Employee is instructed by the Company, and agrees, not to perform any duties or engage in any activities that would conflict with any potential post-employment obligations to any prior employers.

3.                                      Efforts and Loyalty.  During the term of Employee’s employment under this Agreement, Employee agrees to use Employee’s reasonable best efforts in the conduct of the Company’s business endeavors entrusted to Employee and agrees to devote substantially all of Employee’s working time and efforts, attention and energy to the discharge of the duties and responsibilities of Employee to and for the Company.  Employee agrees not to engage in any other activities that interfere with Employee’s performance under this Agreement and agrees not to work in any capacity for any other business or enterprise without first obtaining the Company’s written consent thereto.

4.                                      Compensation.  For all services rendered by Employee to or for the Company or its affiliated companies, Employee shall be paid as follows:

(a)                                 A base salary at the initial bi-weekly rate of Fifteen Thousand, Three Hundred Eighty-Four Dollars and Sixty-One Cents ($15,384.61), less withholdings and deductions;

(b)                                 A sign-on bonus in the amount of One Hundred Fifty Thousand Dollars and No Cents ($150,000.00), less withholdings and deductions, payable on the next regularly-scheduled payroll following Employee’s commencement of employment with the Company.  Employee agrees that if the Company terminates Employee’s employment with the Company for Cause, or if Employee terminates the employment relationship between Employee and the Company for any reason other than for Good Reason as defined in paragraph 10 of this Agreement, within two (2) years of the start of his employment with the Company, Employee shall pay this entire amount back to the Company in full within thirty (30) days of Employee’s termination date.

(c)                                  Incentive compensation, payable solely at the discretion of the Company (and subject to repayment in full or in part in the event of a restatement of the Company’s financial statements in accordance with any applicable policy, law or agreement);

(d)                                 The other compensation and benefits described in (and subject to the terms of) the attached offer of employment letter to Employee dated January 16, 2012, from Kenneth A. Camp, as Chief Executive Officer of Hillenbrand, Inc., subject, however, to the terms of this Agreement; and

(e)                                  Such additional compensation, benefits and perquisites as the Company may from time to time deem appropriate.

5.                                      Changes to Compensation.  Subject to paragraph 10 below, the Company reserves the right to, and Employee agrees that the Company may, make changes to Employee’s compensation from time to time in the Company’s sole discretion, including, but not limited to, modifying or eliminating a compensation component; provided, however, that Employee shall be and shall remain entitled to participate in all benefit plans and programs maintained by the Company in its sole discretion from time to time on the same basis as other executive officers similarly situated.

6.                                      Restrictions and Defense and Indemnification.  Employee represents and warrants to the Company that Employee is not a party to or bound by any noncompetition or other agreement, with any former employer or otherwise, that limits or restricts in any manner Employee’s right, as an employee or in any other capacity, to be employed by or provide advice or services to, any person or entity, except for that certain employment agreement with P&M Corporate Finance, LLC, a true and complete copy of which has been provided to the Company prior to the date of this Agreement.  Employee represents that in his immediate prior employment, he served as Managing Director and head of the Illinois practice for that employer, and that his primary duties were to develop new business for the employer and supervise the activities of junior investment bankers.  In his new position with Company, Employee is instructed by the Company, and agrees, not to compete with his prior employer, and Company and Employee agree that his new duties for Company will be exclusively for the Company and not any third parties, and do not compete with his prior employer. Employee further represents and warrants that Employee does not have or possess any non-public, confidential information of or relating to any business or enterprise (other than the Company or its affiliated companies), except for information (not in writing) about certain companies for which Employee provided services in his capacity as an employee of his prior employer.  Employee is instructed by the Company, and agrees, not to use or disclose any such confidential information to or for the benefit of the Company or any of its affiliated companies.  Employee is instructed by the Company, and agrees, not to directly or indirectly solicit or facilitate the hiring by the Company of any personnel of Employee’s prior employer for two years from separation from Employee’s prior employer. Employee agrees to defend and indemnify the Company from and against any loss or expense suffered or incurred by the Company or any of its affiliated companies as a result of an inaccuracy or breach of any of Employee’s representations, warranties or agreements made in this Section 6, or any breach by Employee of any post-employment obligations to any prior employer.

7.                                      Termination Without Cause.  The Company may terminate the employment relationship between Employee and the Company at any time, without Cause for doing so, upon written notice of termination given to Employee, effective as of a date specified by the Company that is on or after the date of such notice.  In such event, Employee shall be entitled to all compensation, benefits and perquisites paid or accrued as of the date of termination and shall also be entitled to receive severance compensation and benefits in accordance with the provisions of Section 12.

8.                                      Termination With Cause.  Employee’s employment may be terminated by the Company at any time with “Cause” for doing so upon written notice of termination to Employee specifying the date of termination and the factual circumstances constituting “Cause” for such termination.  For purposes of this Agreement, the Company will have “Cause” to terminate Employee’s employment if Employee has:

(a)                                 Acted with gross neglect or willful misconduct in the discharge of Employee’s duties and responsibilities or refused to follow or comply with the lawful direction of the Company or the terms and conditions of this Agreement, provided such refusal is not based primarily on Employee’s good faith compliance with applicable legal or ethical standards; or

(b)                                 Acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Company’s reasonable opinion, to cause the Company, its officers or its directors embarrassment or ridicule; or

(c)                                  Violated a material requirement of any Company policy or procedure or policy or procedure of an affiliated company that applies to Employee; or

(d)                                 Disclosed without proper authorization any trade secrets or other confidential information of the Company or any of its affiliated companies; or

(e)                                  Engaged in any act that, in the reasonable opinion of the Company, is contrary to its best interests or would hold the Company, its officers or directors up to probable civil or criminal liability, provided that, if Employee acts in good faith in compliance with applicable legal or ethical standards, such actions shall not be grounds for termination for Cause.

Upon the termination of Employee’s employment for Cause, Employee shall only be entitled to such compensation, benefits, and perquisites that have been paid or accrued as of the effective date of termination.  To the extent any violation of this Paragraph is capable of being promptly cured by Employee (or cured within a reasonable period to the Company’s satisfaction), the Company agrees to provide Employee with a reasonable opportunity to so cure such defect.  Absent written mutual agreement otherwise, the Parties agree in advance that it is not possible for Employee to cure any violations of sub-paragraph (b) or (d) and, therefore, no opportunity for cure need be provided in those circumstances.

9.                                      Termination Without Good Reason.  Employee may terminate the employment relationship between Employee and the Company at any time, without Good Reason for doing so, upon sixty (60) days’ advance written notice of such termination given to the Company.  In such event, Employee shall only be entitled to such compensation, benefits and perquisites that have been paid or accrued as of the effective date of termination.

10.                               Termination With Good Reason.  Employee may terminate the employment relationship between Employee and the Company with “Good Reason” for doing so by following the process provided below in this Section.  For such purpose, “Good Reason” means:

(a)                                 A reduction in Employee’s Base Salary;

(b)                                 Failure to re-elect Employee as a Senior Vice President of the Company;

(c)                                  Failure to provide the same benefits and perquisites that are provided to other peer-level employees;

(d)                                 A material change in the geographic location at which Employee must perform services (which for purposes of this Agreement, means relocation of Employee’s principal location of work to any location that is in excess of 50 miles from the location immediately prior to such relocation);

(e)                                  A material diminution in Employee’s authority, duties or responsibilities, or

(f)                                   Any action or inaction that constitutes a material breach of this Agreement by the Company.

In order for Employee to initiate the process of terminating the employment relationship for Good Reason, Employee must first provide written notice to the Company of Employee’s intent to terminate for Good Reason, and in such notice Employee must describe in reasonable detail the event or circumstance that Employee believes constitutes Good Reason for such termination of employment.  That notice must be received by the Company within 90 days after the initial occurrence of such “Good Reason” event or circumstance described by Employee in the notice in order for the notice to be effective under this Section.  The Company shall then have 30 days following the receipt of such notice in which to remedy or cure such event or circumstance so that Good Reason no longer exists for Employee to terminate the employment relationship.  If the Company does not remedy or cure such event or circumstance within such 30-day cure period, Employee may then terminate the employment relationship by written notice of termination for Good Reason received by the Company within 60 days after the end of the above 30-day cure period, again describing in reasonable detail in such notice the event or circumstance relied on by Employee as constituting Good Reason for such termination.  Notice of termination received by the Company after such 60-day period will not be effective under this Section.  In the event Employee’s employment is terminated by Employee for Good Reason in accordance with this Section, Employee shall be entitled to all compensation, benefits and perquisites paid or accrued as of the date of termination and shall also be entitled to receive severance compensation and benefits in accordance with the provisions of Section 12.

11.                               Termination Due to Death or Disability.  In the event Employee dies or suffers a disability (as defined below) during the term of employment, this Agreement shall automatically be terminated on the date of such death or may be terminated on account of such disability by the Company by written notice to Employee specifying the date of termination.  For purposes of this Agreement, Employee shall be considered to have suffered a “disability” upon a determination by the Company, or an admission by Employee, that Employee cannot perform the essential functions of Employee’s position as a result of physical or mental incapacity and the occurrence of one or more of the following events:

(a)                                 Employee becomes eligible for or receives any benefits pursuant to any disability insurance policy as a result of a determination under such policy that Employee is permanently disabled;

(b)                                 Employee becomes eligible for or receives any disability benefits under the Social Security Act; or

(c)                                  A good faith determination by the Company that Employee is and will likely remain unable to perform the essential functions of Employee’s duties or responsibilities hereunder on a full-time basis, with or without reasonable accommodation, as a result of any mental or physical impairment.

In the event of the termination of Employee’s employment on account of death or disability, Employee shall be entitled only to such compensation, benefits and perquisites as shall have been paid or accrued as of the date of such termination.

12.                               Severance Compensation and Benefits.  In the event that (a) Employee’s employment is either terminated by the Company without Cause under Section 7 or by Employee for Good Reason under Section 9, and (b) Employee is not entitled to any severance compensation or benefits under a “Change in Control” or similar agreement in connection with the termination of Employee’s employment relationship, and (c) Employee  executes and delivers to the Company, within twenty-one (21) days (or such longer period required by law if applicable) after termination of Employee’s employment relationship, and does not revoke, a written Release (as defined below), then, except as provided below in this Section 12 and subject to the terms of this Agreement and the aforementioned Release, Employee shall be entitled to receive the following:

(a)                                 Severance compensation (“Severance Pay”) equal to the greater of twelve (12) months of Employee’s base salary (based upon Employee’s base salary at the time of termination of employment and subject to required tax or other withholdings) payable to Employee in a lump sum within thirty (30) days after the date on which Employee’s employment is terminated or the period provided in the Company’s severance guidelines in effect at the time; provided, that notwithstanding the foregoing:  (i) if the termination of Employee’s employment occurs during November or December, the commencement of Severance Pay payable to Employee shall not occur prior to January 1 of the following year, and (ii) if Employee is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended, or any successor law (the “Code”), then any portion of the Severance Pay that is not exempt from Section 409A, and that would otherwise be payable to Employee during the first six (6) months following the termination of Employee’s employment, shall not be paid to Employee until after the expiration of such six (6) month period.

(b)                                 If Employee timely elects in the proper form, pursuant to the Consolidated Budget Reconciliation Act (“COBRA”), to continue health care coverage for Employee and/or Employee’s dependents under the health plan in which Employee had coverage at the time of the termination of Employee’s employment, and if Employee continues paying the premiums for such COBRA coverage (subject to any COBRA premium subsidy Employee is eligible for under the American Recovery and Reinvestment Act of 2009 or similar law), then the Company will reimburse to Employee monthly (as taxable income to Employee) an amount that is not less than the dollar amount of health care premiums that the Company and its affiliated companies were paying on behalf of Employee and/or Employee’s dependents immediately prior to the termination of Employee’s employment, such  premium reimbursements to continue until the earlier of (i) the date that is twelve (12) months after Employee’s employment is terminated, or (ii) the date as of which Employee ceases to carry COBRA continuation health care coverage following Employee’s termination of employment.

(c)                                  Limited out-placement counseling with a company of the Company’s choice, provided that Employee commences participation in such counseling immediately following termination of employment, for a period of up to eighteen (18) months following the termination of Employee’s employment.

In order to receive the foregoing severance compensation and benefits, Employee must execute and not revoke a release, in a form acceptable to the Company, of any and all claims against the Company and its affiliated companies and all related parties with respect to all matters arising out of Employee’s employment by the Company or any of its affiliated companies and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company or any of its affiliated companies under which Employee has accrued and is due a benefit) (a “Release”).

The Company and Employee mutually acknowledge and agree that payment of the foregoing severance compensation and benefits may be adjusted, from a timing standpoint or in the form or manner of payment, as necessary to comply with (avoid adverse tax consequences under) Section 409A or other applicable provisions of the Code.

13.                               Confidential Information; Company Property.  Employee acknowledges that, by reason of Employee’s employment by the Company and/or any of its affiliated companies, Employee has had and/or will have access to confidential information of the Company and its affiliated companies, including, without limitation, information and knowledge pertaining to business strategies, financial performance, products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, customer and client lists, and relationships among and between the Company and its affiliated companies and their respective dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”).  Employee also acknowledges that such Confidential Information is a valuable and unique asset of the Company and its affiliated companies.  Employee promises that, both during and at all times after the period during which Employee is employed by the Company or any of its affiliated companies, Employee will not disclose any such Confidential Information to any person or entity or use any such Confidential Information for the benefit of Employee or any other person or entity (except in either case as Employee’s duties as an employee of the Company may require) without the prior written authorization of the Company.  In this regard, and in order to comply with Employee’s obligations regarding the non-use and non-disclosure of Confidential Information, Employee promises that Employee will not provide advice or services to any person or entity, in any capacity whatsoever, if the Confidential Information possessed by Employee would be useful or of benefit to such person or entity in competing against the Company or any of its affiliated entities or otherwise.  The provisions in this Section and this Agreement regarding “Confidential Information” are intended to be supplemental and in addition to, and are not intended to be in lieu or in any way a limitation of, the protections afforded by, and remedies for misuse or misappropriation available under, applicable law regarding the trade secrets of the Company and its affiliated companies.

Employee shall not remove any property or information of Company or its affiliated companies from the Company’s premises, except in discharge of Employee’s duties or when otherwise authorized by the Company.  Employee shall return all of the Company’s or its affiliated companies’ property and information within seven (7) days following the cessation of Employee’s employment for any reason.  Upon request by the Company, Employee shall certify in writing that all copies of information subject to this Agreement located on Employee’s computers or other electronic storage devices have been permanently deleted; provided, that Employee may retain copies of Employee’s personnel file and documents relating to employee benefit programs or insurance plans applicable to Employee and income records to the extent necessary for Employee to prepare individual tax returns.

14.                               Non-Competition.  Employee promises that, during the period that Employee is employed by the Company or any of its affiliated companies and for eighteen (18) months thereafter, Employee will not, unless acting as an employee of the Company or any of its affiliated companies or with the prior written consent of the Company, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected in a competitive capacity as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee’s name to be used in connection with, any business or enterprise that (a) is engaged in the business of designing, engineering, manufacturing, marketing, selling or distributing any products or services that compete with, or are a functional equivalent of or alternative for, any of the products or services designed, engineered, manufactured, marketed, sold or distributed by the Company or any of its affiliated companies within the year prior to the termination of Employee’s employment or that the Company or any of its affiliated companies are about to so do at the time of such termination of employment (the “Competing Products”), and (b) is engaged in any such activities within any state of the United States or the District of Columbia or any other country in which the Company or any of its affiliated companies engages in or is about to engage in any of such activities.

15.                               No Solicitation.  Employee promises that, during the period that Employee is employed by the Company or any of its affiliated companies and for eighteen (18) months thereafter, Employee will not, unless acting as an employee of the Company or any of its affiliated companies or with the prior written consent of the Company, (i) call on or solicit, either directly or indirectly, for any purposes involving the designing, engineering, manufacturing, marketing, selling, purchasing or distributing of any Competing Products, any person, firm, corporation or other entity who or which is or had been, at the time of or within two years prior to the termination of Employee’s employment by the Company, a customer of the Company or any of its affiliated companies, or (ii) knowingly solicit for employment, or otherwise for the providing of advice or services, any person who is an employee of the Company or any of its affiliated companies or who was such an employee within six months prior to Employee’s termination of employment.

16.                               Addition to Restricted Period.  In the event Employee breaches any of Employee’s obligations under Sections 14 or 15, then the period of time during which such provision is to remain in effect following the termination of Employee’s employment (such as two years) shall be increased by the same amount of time that Employee was in breach thereof.

17.                               Survival of Restrictive Covenants.  The obligations of Employee under Sections 13, 14 and 15 shall survive the termination of this Agreement and the termination of Employee’s employment for any reason, including without limitation a termination of such employment by the Company without Cause or a termination by Employee for Good Reason.  A breach by the Company of any contractual, statutory or other obligation to Employee shall not excuse compliance with or terminate Employee’s obligations under those Sections or otherwise provide a defense to or preclude the Company from seeking injunctive or other relief in the event of a breach or threatened breach of those obligations by Employee.

18.                               Enforcement/Injunctive Relief.  Employee and the Company stipulate and agree that it would be difficult to measure any damages to the Company or any of its affiliated companies resulting from a breach of any of the provisions of Sections 13, 14 or 15, but that the potential for damages in such event would be great, incalculable and irremediable, and that monetary damages alone would be an inadequate remedy.  Accordingly, Employee agrees that the Company shall be entitled to immediate injunctive relief against such breach, or threatened breach, in any court having jurisdiction, and Employee waives the right in any proceeding to enforce this Agreement by the Company or any of its affiliated companies to assert as a matter of defense or otherwise that the Company or any of its affiliated companies has an adequate remedy at law or has not been or will not be irreparably harmed by a breach or threatened breach by Employee of any of such provisions.  The remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory or punitive damages.  The prevailing Party, in addition to any other award in its favor, shall be entitled to recover its attorneys’ fees and other costs of litigation from the non-prevailing Party in any action brought to enforce the provisions of Sections 13, 14 or 15.

19.                               Reasonableness and Judicial Modification of Restrictions.  Employee acknowledges and agrees that the terms of the restrictions on Employee in Sections 13, 14 and 15 are fair and reasonable, are not unreasonably broad in scope, are reasonably necessary to protect the property and other interests of the Company and the affiliated companies, and will not prevent Employee from obtaining other suitable employment in the event Employee’s employment with the Company terminates.  Nevertheless, if the scope of any provision contained in Sections 13, 14 or 15 is deemed by any court having jurisdiction to be too broad to permit enforcement of such provision to its fullest extent, then such provision shall nevertheless be enforced to the maximum extent permitted by applicable law, and the Company and Employee each hereby request any such court to judicially modify any such provision accordingly, and each consent to such judicial modification, in any proceeding brought to enforce such provision.

20.                               Company Modification of Restrictions.  The Company may at any time and from time to time during or after the term of Employee’s employment by the Company, on its own initiative and without the necessity of obtaining any consent from or agreement of Employee with respect thereto, modify any of the provisions of Sections 13, 14 or 15 that restrict Employee’s actions or rights in whatever manner the Company chooses if such modification makes the provision in question less restrictive or burdensome as to Employee’s actions or rights than it was prior to modification.  Any such modification will be effective immediately upon the Company’s giving written notice to Employee thereof (including the precise wording changes made).

21.                               Publicly Traded Stock.  The provisions of Section 14 shall not prohibit Employee from owning not more than one percent (1%) of the outstanding stock or other corporate security of a company that is traded or quoted on a national securities exchange or national market system.

22.                               Waiver of Jury Trials.  Notwithstanding any right to a jury trial for any claims, Employee and the Company each waive any such right to a jury trial, and agree that any claim of any type in connection with Employee’s employment by the Company or any of its affiliated companies (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim) filed in any court will be tried, if at all, without a jury.

23.                               Choice of Forum; Consent to Jurisdiction.  Any claim or action brought by Employee against the Company or any of its affiliated companies that arises under or relates to this Agreement or is in any way in connection with the employment of Employee by the Company or any of its affiliated companies, or the termination thereof, must be brought and maintained only in a court sitting in either (a) Marion County, Indiana, or Ripley County, Indiana, or, if in a federal court, the United States District Court for the Southern District of Indiana, Indianapolis Division, or (b) the state in which the Company is incorporated or maintains its principal office.  Employee consents to the personal jurisdiction of any such court over Employee with respect to any claim or action brought against Employee by the Company or any of its affiliated companies arising under or relating to this Agreement or in any way in connection with Employee’s employment by the Company or any of its affiliated companies, or the termination thereof.

24.                               Choice of Law.  This Agreement shall be deemed to have been made in the State of Indiana, and shall be interpreted, construed and enforced in accordance with the laws of that State without regard to the choice of law provisions thereof.

25.                               Severability.  The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in effect and be enforced to the fullest extent permitted by law.

26.                               Assignment.  The rights and obligations of the Company under this Agreement shall inure to its benefit, as well as the benefit of its successor and affiliated companies, and shall be binding upon the successors and assigns of the Company.  This Agreement, being personal to Employee, cannot be assigned by Employee, but Employee’s personal representative shall be bound by all its terms and conditions.

27.                               Notices.  Except as otherwise specifically provided or permitted elsewhere in this Agreement, any notice required or permitted to be given hereunder shall be sufficient and deemed to have been given if in writing and either hand delivered (in person or by a recognized courier or delivery service) or mailed by certified or registered U.S. Mail, return receipt requested, addressed to Employee at the last known residence address of Employee on the Company’s records or to the Company at its principal office address with an additional copy mailed by regular mail to the Office of the General Counsel of Hillenbrand, Inc., One Batesville Boulevard, Batesville, Indiana 47006.  This Section is not intended to modify any requirement elsewhere in this Agreement that a notice must be received by a Party (“giving” notice is not the equivalent of “receipt” of notice when receipt is expressly required or specified).

28.                               Amendments and Waivers.  Except as specifically provided herein, any modification, amendment, extension or waiver of this Agreement or any provision hereof must be in writing and must be signed by both Parties or, in the case of a waiver, signed by the Party charged with making such waiver.  The waiver by the Company or Employee of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

29.                               Employee Manuals, Policies, Etc.  Notwithstanding anything in this Agreement to the contrary, the Company and its affiliated companies shall have the right from time to time to adopt, modify or amend and maintain in full force and effect any employee manuals, policies or procedures applicable to employees generally (including Employee) and any such adoption, modification or amendment shall be in force and effect without it being considered an amendment or modification of this Agreement.

30.                               Enforcement by Affiliated Companies.  The affiliated companies of the Company are intended to be third party beneficiaries with respect to the provisions of Sections 13-28, both inclusive, to the extent relevant to them, and such Sections shall extend to and may be enforced by any of such affiliated companies in their own names or by the Company on their behalf.

31.                               Previous Terms Superseded.  This Agreement integrates, supersedes and replaces any prior oral or written communications (including, if applicable, an offer letter or an Employment Agreement with the Company or an affiliated company) regarding the terms of employment of Employee, and other matters, addressed in this Agreement.  Notwithstanding that statement, the Company and Employee have, will or may enter into other written agreements from time to time concerning various matters pertaining to Employee’s employment by the Company.  In the event any of the terms of any such other agreements conflict or are inconsistent with the terms of this Agreement, the terms of this Agreement shall prevail.

32.                               The Company will promptly reimburse Employee for the reasonable attorney fees of Employee incurred in having this Agreement reviewed by legal counsel following submittal of a statement of such fees to the Company.

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IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the day and year first above written.

“EMPLOYEE”		HILLENBRAND, INC.

Signed:	/s/ Scott P. George	By:	/s/ Kenneth A. Camp

Printed:	Scott P. George	Title:	President & CEO

Dated:	January 30, 2012	Dated:	February 14, 2012